Exhibit 3: Operating Results by Business Unit in Ch$ millions
(Nine Months Ended September-04)

YTD Sep 03	Copper rod	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum Profiles	Total

Revenues	10,767	77,778	43,671	32,856	22,387	187,459
COGS	(10,217)	(70,118)	(38,301)	(28,054)	(16,653)	(163,343)
Gross Income	550	7,660	5,370	4,802	5,734	24,116
Gross Margin	5.1%	9.8%	12.3%	14.6%	25.6%	12.9%
SG&A	(40)	(8,328)	(3,065)	(2,511)	(2,753)	(16,697)
% sales	0.4%	10.7%	7.0%	7.6%	12.3%	8.9%
Operating Income	510	(668)	2,305	2,291	2,981	7,419
Operating Margin	4.7%	-0.9%	5.3%	7.0%	13.3%	4.0%

EBITDA	507	4,524	4,048	3,971	3,445	16,495
Segment Contribution
% Revenues	5.7%	41.5%	23.3%	17.5%	11.9%	94.3%
% Operating Income	6.9%	-9.0%	31.1%	30.9%	40.2%	93.1%

YTD Sep 04	Copper rod	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum Profiles	Total

Revenues	19,185	109,321	64,807	33,826	20,896	248,035
COGS	(17,603)	(94,009)	(54,935)	(28,321)	(15,796)	(210,664)
Gross Income	1,582	15,312	9,872	5,505	5,100	37,371
Gross Margin	8.2%	14.0%	15.2%	16.3%	24.4%	15.1%
SG&A	(68)	(8,662)	(3,230)	(2,594)	(2,456)	(17,010)
% sales	0.4%	7.9%	5.0%	7.7%	11.8%	6.9%
Operating Income	1,514	6,650	6,642	2,911	2,644	20,361
Operating Margin	7.9%	6.1%	10.2%	8.6%	12.7%	8.2%

EBITDA	1,515	11,077	8,551	4,545	3,135	28,823
Segment Contribution
% Revenues	7.7%	44.1%	26.1%	13.6%	8.4%	92.3%
% Operating Income	7.4%	32.7%	32.6%	14.3%	13.0%	92.6%

2003 versus 2004
% change	Copper rod	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum Profiles	Total

Revenues	78.2%	40.6%	48.4%	3.0%	-6.7%	32.3%
COGS	72.3%	34.1%	43.4%	1.0%	-5.1%	29.0%
Gross Income	187.6%	99.9%	83.8%	14.6%	-11.1%	55.0%
SG&A	70.0%	4.0%	5.4%	3.3%	-10.8%	1.9%
Operating Income	N/A	N/A	188.2%	N/A	-11.3%	174.4%

EBITDA	198.8%	144.8%	111.2%	14.5%	-9.0%	74.7%